OCWEN FINANCIAL CORPORATION
INSIDER TRADING PREVENTION POLICY
Dated October 3, 2023

I. SUMMARY
It is the policy of Ocwen Financial Corporation (“Ocwen”) and its subsidiaries (collectively “Ocwen” or “the Company”) to comply with both the letter and the spirit of applicable laws and regulations relating to insider trading. No trading of securities under any circumstances shall be permitted by Company personnel or members of their households who are in possession of material, non-public information about the security. This Insider Trading Prevention Policy also reflects the Company’s intent to encourage Company personnel and members of their households who wish to invest in the Company to do so, consistent with applicable laws and regulations.
II. PURPOSE AND SCOPE
The purpose of this Policy is to prevent insider trading and to set forth procedures to allow Company personnel and members of their households who wish to invest in the Company to do so, consistent with applicable laws and regulations.
The consequences of insider trading can be severe. Insider trading is a crime, penalized by significant fines and potential imprisonment. In addition, the Securities and Exchange Commission ("SEC") may seek the imposition of severe civil penalties. Finally, under certain circumstances insider traders may be subjected to civil liability in private lawsuits.
Under the Insider Trading and Securities Enforcement Act of 1988, the Company and its controlling persons (including the Board of Directors and supervisory personnel) could also be held vicariously responsible for the insider trading violations of employees if they failed to adopt adequate policies and procedures to prevent insider trading.
Company personnel and members of their households should be aware that stock market surveillance techniques are becoming more sophisticated all the time, and the chance that federal authorities will detect and prosecute even small‐level trading is a significant one. Even a SEC investigation that does not result in prosecution can tarnish one’s reputation and damage a career.
This Policy applies to all Company personnel and members of their households (i.e., immediate family members and others living in the household). “Company personnel” includes all employees and members of the Board of Directors. Company personnel are expected to be responsible for the compliance of members of their households.
For the purposes of this Policy, “Office of the General Counsel” shall mean the Company’s Chief Legal Officer or any attorney in the Law Department to whom the Chief Legal Officer has delegated the applicable authority.
III. LEGAL / REGULATORY
This Policy is intended to be compliant with all applicable legal and regulatory requirements.
In addition to the Insider Trading and Securities Enforcement Act of 1988 referenced above, prohibitions on insider trading are set forth under the Securities Exchange Act of 1934 and other U.S. securities laws and regulations as well as in case law from court decisions on insider trading matters. Foreign laws and regulations also contain prohibitions on insider trading. A brief overview of U.S. insider trading laws is set forth below.

In the normal course of business, Company personnel may come into possession of significant, non-public information. This kind of information, often referred to as "material non-public information” in the securities laws, is considered the property of the Company; the employee has been entrusted with it. Accordingly, the employee may not seek to profit from it by buying or selling securities themselves or by passing on the information to others to enable them to profit. This prohibition applies, of course, to trading in the Company’s own securities, but it also applies to trading in the securities of other companies if the employee learns something in the course of their employment or relationship with the Company that might affect the value of those other securities. For instance, if the employee learned that the Company was about to execute a definitive acquisition agreement with another company, it would likely be an insider trading violation for the employee to buy or sell securities of that other company. The insider trading rules apply both to securities purchases (to make a profit based on good news) and securities sales (to avoid a loss based on bad news).
For information to be material within the meaning of the securities laws and regulations, it must be information that the typical investor would likely consider significant in deciding whether to buy or sell a security. Material information also includes information that could reasonably be expected to influence the price of the security. Chances are if the employee learns something that leads them to want to buy or sell stock, that information will be considered material.
Examples of inside information that are likely to be deemed material include information related to any of the following that has not previously been disclosed to the public:
    Quarterly or annual financial results
    A significant increase or decrease in financial results
    A purchase or sale of substantial assets
    A significant merger or acquisition proposal or agreement
    Significant actions by regulatory bodies or rating agencies
    Significant management changes
    Commencement of major litigation
    Dividend increases or decreases, or
    A cybersecurity risk or incident.
The list above is not intended to be exhaustive, and it is possible that an employee may be in possession of material non-public information that does not fit within any of these categories. It is also important to keep in mind that material information need not be certain or definitive information. Even information concerning events, actions, results, etc. that may happen can be considered material under certain circumstances. For example, if an employee found out that the Company was in merger negotiations, even though the deal had not yet been agreed to, that information could very well be material.
Besides the employee’s obligation to refrain from trading while in possession of material, non- public information, the employee is also prohibited from "tipping" others. The concept of unlawful tipping includes passing on information to friends or family members under circumstances that suggest that the employee is trying to help them make a profit or avoid a loss. When tipping occurs, both the "tipper" and the "tippee" may be held liable. The liability may extend to all those to whom the tippee, in turn, gives the information.

IV. POLICY
A. GENERAL
It is the policy of the Company to comply with both the letter and the spirit of applicable laws and regulations relating to insider trading. No trading of securities under any circumstances shall be permitted by Company personnel or members of their households who are in possession of material, non-public information about the security. Company personnel and members of their households who wish to invest in the Company’s common stock or other publicly traded securities may do so, consistent with this Policy and applicable laws and regulations. (“Publicly traded security” means a security listed on a national securities exchange, such as the New York Stock Exchange or Nasdaq.)
B. WINDOW PERIODS FOR PURCHASES AND SALES
Insider trading case law and actions by federal authorities over the years have made it clear that the most risky time to engage in a purchase or sale of the Company’s securities is shortly before the public release of important financial information, such as quarterly or annual financial results. Conversely, the least risky time is the period after release and dissemination into the marketplace of such information. For this reason, purchases or sales of the Company’s common stock or other publicly traded securities may normally only be made by Company personnel and members of their households during the 15 business day period commencing three business days after the release of quarterly or annual financial results by the Company. On occasion, trading may also be permitted at other times either for specific individuals or for all Company personnel and members of their households.
Periods where trading is permitted are referred to as “open window” periods. In the event that the Office of the General Counsel determines that it is appropriate to initiate an open window period following the release of quarterly or annual financial results (or otherwise), the Office of the General Counsel shall inform all Company personnel via email or other appropriate means.
Company personnel and members of their households shall then be free to purchase or sell Company securities during the window period so long as (1) they are not otherwise in possession of material non-public information about the security and (2) such actions are not otherwise prohibited by this Policy.
During any open window period, the Office of the General Counsel may determine that it is appropriate to “close” the window for certain individuals. If the Office of the General Counsel makes such a determination, the Office of the General Counsel shall notify such individuals via email or other appropriate means. Such notified individuals shall then be prohibited from trading during the window period.
If the Office of the General Counsel determines that it is appropriate to initiate an open window period for one or more individuals only, the Office of the General Counsel shall notify such individuals via email or other appropriate means. Such notified individuals shall then be free to purchase or sell Company securities during the window period so long as (1) they are not otherwise in possession of material non-public information about the security, (2) such actions are not otherwise prohibited by this Policy and (3) subject to any conditions the Office of the General Counsel may impose on trading during such window period.
Directors and certain high level executive officers may be subject to additional restrictions and reporting requirements imposed on them by Section 16 of the Securities Exchange Act of 1934, as amended. Such individuals should consult with the Office of the General Counsel should they have any questions regarding such restrictions and reporting requirements.

C. SHORT SELLING OF COMPANY STOCK, USE OF MARGIN ACCOUNTS AND TRANSACTIONS IN PUTS AND CALLS
It shall be contrary to Company policy for any Company personnel to:
    Engage in any short sale of the Company’s securities
    Establish and use a margin account with a broker‐dealer for the purpose of buying or selling Company securities,
    Pledge Company securities as collateral for a loan,
    Buy or sell options (puts or calls) with regard to the Company’s securities, or
    Engage in any other transaction that hedges the economic risk associated with ownership of the Company’s securities.
In addition, Company personnel who are considering purchasing the Company’s securities are encouraged to consider any stock purchase as a long-term investment in the Company. Speculative purchases made with an intent to capitalize off short-term price movement are discouraged.
D. TIPPING
Beside the obligation to refrain from trading while in possession of material, non-public information, Company personnel and members of their households are also prohibited from "tipping" others. The definition of unlawful tipping shall include the passing of material non- public information to third parties under circumstances that suggest the Company personnel was attempting to assist another person make a profit or avoid a loss.
When tipping occurs, both the individual who provides the tip and the individual(s) who receive(s) the tip may be held liable.
E. CONSULTATION WITH LEGAL COUNSEL
Because there are so many “gray areas” with respect to insider trading laws, the employee should not try to make close calls about what is legal and what is illegal by themselves. Err on the side of caution: either refrain from trading altogether if there is a question about the propriety of a particular trade, even if it is proposed to take place within an established window period, or consult with the Office of the General Counsel with respect to a particular trade prior to execution.
F. TYPICAL QUESTIONS OFTEN ASKED BY EMPLOYEES OF PUBLIC COMPANIES ABOUT INSIDER TRADING, TOGETHER WITH ANSWERS
Q: Doesn’t the insider trading prohibition just extend to "in and out" trading, such as purchases or sales within six months of each other?
A: No. An entirely different provision of the federal securities laws, Section 16(b), deals with such "short‐swing" trading by certain high‐level insiders, regardless of whether they possess material, non-public information. That provision should not be confused with the broader general insider trading prohibition. However, as noted in Section IV.C, above, the Company discourages speculative investment behavior designed to capitalize on short-term price movement.
Q: If Ocwen issued a press release describing some material event in the morning, can I trade that afternoon?

A: No. The SEC’s view is that information must be accessible to the investing public generally before insiders can trade and that enough time is needed for the marketplace to absorb the information before transactions by insiders can occur. This is why our insider trading policy requires that the window periods for trading commence on the third business day after release of quarterly or annual results of operations.
Q: I’m an upper level manager. Aren’t I always in possession of information that the outside world would like to know? If so, when can I ever trade?
A: This is a difficult question. The securities laws make clear that only material facts give rise to the insider trading prohibition; the mere fact that the employee has superior insight as a result of their day‐to‐day familiarity with operations does not preclude the employee from trading. At the same time, recognize that the term "material fact" is construed broadly, and some courts recognize a "mosaic" approach by which a group of facts that are immaterial standing alone can become material when pieced together. This concern is one of the reasons Ocwen has adopted the policy permitting insider purchases or sales only after the release of the latest financial results, which obviously is very material information.
Q: What if I was planning to buy (or sell) Company stock when I learned some inside information that caused me not to go forward with those plans. Is this illegal?
A: No. The operative prohibition of the insider trading prohibition requires the purchase or sale of a security.
Q: Can I exercise my options when I am in possession of material non-public information and/or outside the window period?
A: Subject to the other terms of the options and the equity incentive plan under which they were granted, and with the approval of the Office of the General Counsel, the employee can exercise options when they are in possession of material non-public information and/or outside the window period so long as the employee pays the exercise price and related taxes to the Company in cash. Note, however, that the employee will not be able to sell the shares that they receive upon the exercise until they are permitted to do so by this Policy (e.g., during the next window period if they are not then in possession of material non-public information). Also note that this method of exercise precludes a so‐called "cashless exercise" or an exercise in which some portion of the shares underlying the options are used to pay the exercise price and related taxes.
Q: What if I am at the water cooler, and I overhear other employees discussing some confidential information. Does the fact that I have not been specifically given the information make any difference?
A. No. It is generally assumed that so long as the employee learned the information in the course of his/her employment, he or she has a duty to avoid profiting from it.
Q: Suppose I hear that Ocwen might engage in a major transaction such as a merger with another company, and I buy that company’s stock. Am I liable?
A: Yes. Assuming that the information was learned in the course of employment, the insider trading laws bar the employee from trading in other stocks while in possession of material, non- public information.
Q: What if I know of some bad news about the Company, but I have to sell stock in order to pay medical bills or college tuition for my child?
A: The SEC clearly takes the position that motivation is irrelevant; the insider trading prohibition applies whenever an insider is in possession of material, non-public information. Transactions that may be justifiable for independent reasons are no exception. The SEC would look at such transactions with 20‐20 hindsight.
Q: What if I tell my brother (or spouse) about something going on at the Company, and he trades. Am I liable?
A: If the communication is deemed a tip ‐‐ i.e., that the employee was trying to gain something from the communication, or that they were simply trying to help someone else profit, yes, the employee may be liable. And, after the fact, it may be extremely difficult to argue in court that the employee did not intend to facilitate the trading when they passed on sensitive information like that. In any event, material, non-public information should never be discussed outside the Company, except in accordance with Company policy regarding such communications.
Q: Suppose I’m on an airplane or in a restaurant discussing business with other Company employees. Someone else, who then buys our stock, overhears us. Am I a tipper?
A: No. The information must be passed on "for personal benefit" in breach of duty to the Company in order to be held liable. Nevertheless, this again underscores the importance of maintaining the confidentiality of sensitive information and of refraining from such discussions in places where the conversations could be overheard.
Q: Suppose I represent the Company in negotiating for the purchase or sale of loans or another similar transaction. In the course of the negotiations, the other party is provided with confidential information. Am I liable if one of the other party’s people trades?
A: No. The information was passed on for a legitimate business purpose. However, the other party might well be liable.
Q: What if I lose money after trading on inside information? Am I still liable?
A: Yes, the employee may still be criminally and civilly liable, although the civil penalty exposure may be limited since it refers to three times profits made or losses avoided. Note, however, that the way of measuring profits refers to the difference between the transaction price and the market price at a reasonable time following public disclosure. As a result, if bought illegally at $43, the stock price went to $50 after the information was publicly announced, but then later (while the employee still held the stock) dropped to $40, it would be deemed to have a paper profit of $7 per share.
Q: If I tip someone else, what is the extent of my liability?
A: The employee is liable for up to three times the profits made or losses avoided by the tippee (plus potential criminal liability). In addition, the employee may be exposed to further liability for remote tippee trading ‐ trading that occurred when the tippee told others who traded and so on.
V. ROLES AND RESPONSIBILITIES
Company personnel are responsible for their own compliance and for the compliance of members of their households. Company personnel are encouraged to contact an Assistant General Counsel or higher ranking attorney in the Law Department with any questions.
VI. GOVERNANCE
This Policy shall be reviewed annually by the Enterprise Risk and Compliance Committee and the Office of General Counsel. Additional reviews may be required in the event of changes to the business or legal environment. Changes to this Policy may only be made with the approval of the Enterprise Risk and Compliance Committee and the Office of General Counsel.

The Office of General Counsel shall be responsible for overseeing the implementation and management of this Policy. The Office of the General Counsel shall also be responsible for maintaining a defined governance process for review and approval of this Policy and subsequent revisions.
VII. RELATED POLICIES
The following documents are related to this Policy:
    Code of Business Conduct and Ethics
VIII. EXCEPTIONS AND ESCALATIONS
In the event any individual desires to request an exception to this Policy, he/she shall make a written request (including via email) to the Office of the General Counsel, provided, however, that no exceptions shall be made with respect to the prohibitions under Section IV.C of this Policy.
In the event any individual becomes aware of an instance of non-compliance with this Policy, he/she shall notify the Office of the General Counsel directly or report it through the Ocwen Conduct and Ethics Hotline.